Exhibit 10.1

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (this "Second Amendment") is made and effective this 15th day of May, 2024 ("Effective Date"), by and between Sri Management and Consulting LLC, a Minnesota limited liability company, as management agent for the property owners ("Landlord") and Nortech Systems, Inc., a Minnesota corporation ("Tenant").

RECITALS:

WHEREAS, LSOP 3 MN 3, LLC, a Delaware limited liability company (as predecessor in interest to Landlord) and Tenant entered into that certain Lease Agreement dated April 1, 2015, the landlord’s interest in which was subsequently assigned to Landlord, and as amended by a First Amendment to Lease dated September 18, 2018 (collectively, as amended and assigned, the "Lease"), with respect to that certain premises known as Suite 150 and containing approximately 19,154 rentable square-feet of space (the "Premises") located in that certain building commonly known as the Meridian Business Center Building, 7550 Meridian Circle, Maple Grove, Minnesota (the "Building").

WHEREAS, the term of the Lease is scheduled to expire January 31, 2025, but Tenant desires to remain a tenant at the Building in a reduced size premises, and Landlord is willing to accommodate Tenant’s desire in accordance with the terms and contained herein.

WHEREAS, Landlord and Tenant desire to amend the Lease as more fully described herein.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Recitals. The Recitals set forth above are incorporated into this Second Amendment as if fully set forth herein.

2.	Definitions. Capitalized terms used, but not defined herein, have the meanings ascribed to them in the Lease, except as otherwise set forth in this Second Amendment.

3.	Premises. Section 1(a) is hereby deleted in its entirety and replaced with the following:

(a)	Premises: 13,677 rentable square feet located in the Building as shown on the location plan attached as Exhibit A to this Second Amendment.

4.	Term. Section l(d) of the Lease is hereby deleted in its entirety and replaced with the following:

(d)	Term: One hundred and three (103) full calendar months (plus any partial month from the Commencement Date until the first day of the next full calendar month during the Term).

5.	Tenant’s Share. Section 1(i) is hereby amended to replace “38.44%” with “27.45%”.

6.	Minimum Annual Rent. Section l(g) of the Lease is hereby deleted in its entirety and replaced with the following:

(g)	Minimum Annual Rent: Payable in monthly installments as follows:

Year	Months	Per Square Foot	Annually	Monthly
2/1/25-1/31/26	1 - 12	$12.75	$174,381.75*	$14,531.81*
2/1/26-1/31/27	13 - 24	$13.13	$179,613.20	$14,967.77
2/1/27-1/31/28	25 - 36	$13.53	$185,001.60	$15,416.80
2/1/28-1/31/29	37 - 48	$13.93	$190,551.65	$15,879.30
2/1/29-1/31/30	49 - 60	$14.35	$196,268.20	$16,355.68
2/1/30-1/31/31	61 - 72	$14.78	$202,156.24	$16,846.35
2/1/31-1/31/32	73 - 84	$15.22	$208,220.93	$17,351.74
2/1/32-1/31/33	85 - 96	$15.68	$214,467.56	$17,872.30
2/1/33-8/31/33	97 - 103	$16.15	$220,901.58	$18,408.47

*Provided no uncured Event of Default then exists beyond any applicable notice and cure periods, Landlord shall abate Tenant’s Minimum Annual Rent for the first three (3) full calendar months of the Term (the “Conditional Rent”). To the extent that Conditional Rent is not abated because of an existing Event of Default, upon Tenant’s cure of such Event of Default, Tenant shall receive the benefit of the unabated portion of the Conditional Rent. Upon Landlord’s termination of this Lease as a result of the occurrence of an Event of Default at any time during the term of the Lease which remains uncured beyond any applicable notice and cure periods, in addition to any other remedies to which Landlord may be entitled, Landlord shall be entitled to recover the unamortized portion of the Conditional Rent, amortized on a straight-line basis over the final one hundred (100) months of the initial Term (i.e., the Conditional Rent shall not be deemed to have been abated, but shall become immediately due and payable as unpaid rent earned, but due at the time of such Event of Default), provided that such amount shall be deducted from any acceleration of rent by Landlord as a result of such Event of Default.

7.	Annual Operating Expenses. Section 1(h) of the Lease is hereby deleted in its entirety and replaced with the following:

(h) Annual Operating Expenses. Tenant shall pay Tenant’s Share of estimated Operating Expenses on a monthly basis throughout the Term, as the same may be extended, and such payment shall be due on or before the first day of each calendar month. Landlord may adjust the amount of the estimated Operating Expenses to conform to actual Operating Expenses and Tenant shall be obligated to pay such adjusted actual Operating Expenses. As of the Effective Date, Operating Expenses are $6.75 per square foot of the Premises. Notwithstanding any provision in this Lease to the contrary, Tenant's liability for Tenant's Share of Operating Expenses (excluding Noncontrollable Expenses, it being understood that Tenant shall pay Tenant's Share of Noncontrollable Expenses) for each calendar year shall not exceed an amount which would result from Operating Expenses (excluding Noncontrollable Expenses on a Dollar per square foot basis) increasing four percent (4%) per calendar year during the Term on a cumulative basis, it being understood that such four percent (4%) cap will not apply to Noncontrollable Expenses. "Noncontrollable Expenses" shall mean Landlord's costs of insuring the Building and its interest therein, the cost of utilities, snow and ice removal for the Building, and taxes.

8.

Early Termination Right. Tenant shall have a one-time right to terminate the Lease (the “Option”) effective at the end of the seventy-second (72nd) month after the Effective Date, upon the following conditions: In order to exercise the Option, Tenant must provide written notice of its election to terminate the Lease at least twelve (12)-months prior to the end of the seventy-second (72nd) month after the Effective Date. Within thirty (30) days of the notice exercising the Option, Tenant shall be obligated to repay Landlord in certified funds Landlord’s unamortized portion of the total transaction costs, which total transaction costs include the “hard” and “soft” costs incurred by Landlord in constructing the Improvements (as hereinafter defined) and brokerage commission paid by Landlord in connection with this Second Amendment, with interest accruing as of the Effective Date as of the Prime Rate set forth in the Wall St. Journal. The parties agree that the total transaction costs will not exceed $810,000. After completion of Landlord’s work to construct the Improvements, Landlord shall provide Tenant with a final cost statement. Provided that Tenant shall have validly terminated the Lease, including the required payment set forth in this Section 8, then this Lease shall be terminated and of no force and effect, except for any provisions that expressly survive the termination of the Lease.

9.	Options to Extend Term.

(a)

Extension Options. Tenant shall have the right to extend the Term of the Lease for two (2) consecutive periods of five (5) years each, under the following conditions: Tenant shall provide written notice to Landlord that it elects to extend the Term of the Lease between fifteen (15) and twelve (12) months prior to the expiration of the then current Term. If Tenant fails to provide notice within the required time period, then Tenant’s extension options shall lapse and become null and void.

(b)

Option Rent. Minimum Annual Rent during the Option terms shall be at the Market Rate. For each Option Term, “Market Rate” shall mean the following. Landlord shall deliver Landlord’s determination of Market Rate within thirty (30) days following Tenant’s exercise of its renewal option. Tenant shall confirm receipt of Landlord’s notice of determination of Market Rate. If Tenant disagrees with Landlord’s determination of Market Rate within thirty (30) days after Tenant’s receipt of Landlord’s notice, Tenant, at its option, may elect, by written notice to Landlord on or before the expiration of saidthirty (30)-day period, to (1) terminate its exercise of the extension option, or (2) establish the Market Rate pursuant to the appraisal process described below. If Tenant does not provide timely written notice to Landlord electing to pursue either of the alternatives in (1) or (2) above, then Tenant will be deemed to have accepted Landlord’s determination of the Market Rate and the same shall be binding upon Tenant for the Extension Term. If Tenant elects to have the Market Rate established pursuant to the appraisal process, then the following provisions shall apply: within ten (10) calendar days after Tenant’s written election to establish the Market Rate by appraisal, each party shall choose a commercial real estate broker who is knowledgeable of fair market rental values of comparable space in the Minneapolis, Minnesota metropolitan area. Landlord and Tenant shall each notify the other of its chosen broker within such ten (10) calendar day period. Each of the two brokers shall, within thirty (30) calendar days after his or her selection conduct and conclude an independent appraisal of such space to determine the Market Rate and provide a report thereof to Landlord and Tenant. If either party fails to choose a broker in a timely manner, or if either broker fails to submit his or her report within thirty (30) calendar days after his or her selection, the other party’s appraisal shall be conclusive and binding upon the parties. If the two appraisals are completed and the appraisals differ from each other by five percent (5%) or less, then they shall be averaged and the average shall be the Market Rate. If the two appraisals are completed and the appraisals differ from each other by more than five percent (5%), then Landlord and Tenant shall notify the two brokers, who, within ten (10) calendar days after such notice, shall choose a similarly qualified third broker who shall perform an independent appraisal of such space within thirty (30) calendar days after his selection. If a third broker is selected, the closest two of the three appraisals shall be averaged and such average shall be the Market Rate. The result obtained in the foregoing manner (whether by means of two or three appraisals) shall be conclusive and binding upon the parties. Each party shall pay for its own appraisal and the parties shall share equally the cost of any third appraisal. If only one broker is chosen, the parties shall share equally the cost of the appraisal conducted by such broker.

10.

Improvements to Premises. Landlord, at its expense, shall make certain improvements to the interior of the Premises as set forth in those certain Fit Plans and Specifications dated April 26, 2024, and prepared by BDH (the "Improvements"). (See attached plan from BDH and work scope that Landlord will follow to include but not be limited to working around Tenant’s schedule and relocating furniture.) Landlord will promptly apply for the necessary construction permits from the City of Maple Grove and will promptly commence work on the Improvements upon receipt of the necessary permits. Subject to force majeure, Landlord shall substantially complete the Improvements within three (3) months after obtaining the necessary permits. Landlord shall stage the construction work for the Improvements in such a manner as to avoid unreasonable interference with Tenant’s business operations. In addition to the Improvements, Landlord shall install two (2) charging stations at the Building in locations selected by Landlord. Landlord’s cost to install such charging stations shall be amortized over a ten (10) period and repaid by Tenant on a monthly basis as additional rent. Upon delivery of the completed Premises to Tenant, and satisfactory inspection of the Improvements by Tenant, Tenant shall accept the Improvements in their “as is” “where is” condition.

11.

Brokers. Tenant and Landlord represent and warrant to each other that the parties have not dealt with any real estate broker, salesperson or finder in connection with this Second Amendment, except that Landlord is represented by Colliers International and Tenant is represented by Newmark, pursuant to a separate brokerage agreement, and no other such person initiated or participated in the negotiation of this Second Amendment or is entitled to any commission in connection herewith. Tenant agrees to indemnify, defend and hold Landlord harmless from and against all costs, fees (including reasonable attorneys' fees), expenses, liabilities, and claims (collectively, "Losses") incurred or suffered by Landlord arising from any breach by Tenant of Tenant's foregoing representation and warranty. Landlord agrees to indemnify, defend and hold Tenant harmless from and against all Losses incurred or suffered by Tenant arising from any breach by Landlord of Landlord's foregoing representation and warranty.

12.

Notices. Section 26 of the Lease is hereby deleted and replaced with the following: “Any notice, consent or other communication required under this Lease shall be in writing and addressed to Landlord or Tenant at the addresses specified below (or to such other address as either may designate by notice to the other). Any notice or demand given or made under this Lease shall be given in one of the manners described in (a), (b) or (c) and shall be deemed to have been received: (a) two (2) business days after the same was deposited in the United States mail, certified, postage prepaid; (b) one (1) business day after deposit with a nationally recognized overnight courier service (e.g., Federal Express), overnight delivery costs prepaid; or (c) upon delivery if personally delivered. The giving of notice by Landlord's attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord.

To Tenant:	To Landlord:

Nortech Systems, Inc. 7550 Meridian Circle, Suite 150 Maple Grove, Minnesota 55369 Attn: CFO	Sri Management and Consulting, LLC 11800 Singletree Lane, Suite 310 Eden Prairie, MN 55344 Attn: Ashish Aggarwal

13.

Miscellaneous. This Second Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument. Except as otherwise expressly amended as set forth herein, the terms and provisions of the Lease shall remain unchanged and in full force and effect. This Second Amendment and each covenant, agreement and other provision herein shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, administrators, representatives, successors and assigns.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed effective as of the Effective Date above written.

LANDLORD:

Sri Management and Consulting, LLC, a
Minnesota limited liability company

By:	/s/ Ashish Aggarwal
Its:	Chief Manager

TENANT:

NORTECH SYSTEMS, INC.,
a Minnesota corporation

By:	/s/ Andrew D. C. LaFrence
Its:	CFO and SVP of Finance